Exhibit 99.2

CONSENT OF HOVDE GROUP, LLC

We hereby consent to the inclusion of our opinion letter, dated May 3, 2022, to the Board of Directors of Drummond Banking Company, as Appendix B to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Seacoast Banking Corporation of Florida, and to the references to our name and to the description of such opinion in the proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Hovde Group, LLC
Hovde Group, LLC
Inverness, Illinois
July 1, 2022